CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Variable Series Trust of our reports dated February 23, 2026, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Columbia Funds Variable Series Trust’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2026

Appendix A

Fund Name

Columbia Variable Portfolio - Acorn Fund

Columbia Variable Portfolio - Acorn International Fund